EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES, INC. REPORTS FOURTH QUARTER RESULTS

●	Total net sales increased 7% to $575.8 million for the fourth quarter ended January 29, 2011, compared to $539.0 million for the prior year period;

●	Comparable store sales for the fourth quarter increased 9%, including an 11% increase at Lane Bryant; e-commerce sales increased 41%;

●	Adjusted EBITDA* for the fourth quarter improved by $23.6 million to $10.7 million, compared to negative adjusted EBITDA* of $(12.9) million in the fourth quarter of the prior year;

●	On a GAAP basis, net loss per diluted share was $(0.26) for the fourth quarter, compared to net loss per diluted share of $(0.24) in the fourth quarter of the prior year;

●
On a non-GAAP basis*, net loss per diluted share was $(0.08) for the fourth quarter, compared to net loss per diluted share of $(0.36) in the fourth quarter of the prior year.  Both periods’ results on a non-GAAP basis exclude impairment charges, restructuring and other charges, charges related to the sale of the Company’s proprietary credit card receivables program and gain on the repurchase of debt.  Results for the fourth quarter of the prior year exclude the impact of an income tax benefit from a tax law change;

●
Cash was $117 million and net availability on the Company’s fully committed and undrawn revolving line of credit was $154 million, providing total liquidity of $271 million as of the end of the fourth quarter.

*(refer to GAAP to non-GAAP reconciliation, below)

Bensalem, PA, March 24, 2011 – Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three and twelve month periods ended January 29, 2011.  Additionally, the Company announced the alignment of its Lane Bryant and Lane Bryant Outlet divisions, and the further rationalization of its store base during 2011.  In separate news, the Company announced the appointment of Anthony M. Romano as the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors and the appointment of Brian Woolf as Group President – Lane Bryant.

Commenting on the results for the quarter, Anthony M. Romano, President and Chief Executive Officer of Charming Shoppes, Inc. said, “During the fourth quarter of 2010, we stabilized our businesses, generated positive comparable store sales and improved our operating performance. The improvement in our fourth quarter results was driven by a more targeted holiday fashion assortment, an improved in-stock inventory position in our intimate apparel and core bottoms programs, and a more aggressive promotional and advertising program than in previous holiday seasons.  Our holiday assortments were well received, and drove strong results in categories such as fashion knit tops and sweaters, novelty t-shirts, year-round wear-to-work bottoms, and core denim.  Our assortments drove a 9% increase in our comparable store sales, including an 11% increase at Lane Bryant, and sales at our online businesses increased 41% for the quarter.  While we have made progress, we recognize that our results follow double-digit negative same-store sales performance over the previous two holiday seasons.

“Our gross profit dollars increased by $12.2 million and operating expenses decreased by $11.9 million (excluding impairment and other charges, refer to GAAP to non-GAAP reconciliation below), and decreased as a percent of sales by 520 basis points during the period.

“As to our profitability, we have made progress, increasing adjusted EBITDA by $23.6 million compared to the year-ago quarter.  Our leverage on operating expenses was primarily driven by higher sales volume and decreased store operating expenses, which included lower rent expense as a result of the operation of fewer stores and lease negotiations.  We also drove additional credit card promotions in order to incentivize our customer to use our private label credit cards, which resulted in increased income from our card programs.

“Sharp increases in cotton-based raw materials pricing were not a factor in our fourth quarter results; however, as we look to 2011, we do expect a modest increase in product costs for our Spring season, further increasing as we enter the Summer season, with the biggest challenges in Fall and Holiday.  To mitigate these increases, each brand is planning to selectively increase pricing across its product assortments, while being aware of the competitive environment and the price sensitivity of our customers.

Fourth Quarter Consolidated Results
●
Net sales for the three months ended January 29, 2011 increased $36.8 million or 6.8% to $575.8 million, compared to $539.0 million for the three months ended January 30, 2010.  The increase in sales was related to a 9% increase in comparable store sales and an increase in e-commerce sales, partially offset by the impact of operating 85 fewer stores than in the year-ago period.  E-commerce sales increased 41% to $39.0 million in the fourth quarter, compared to $27.8 million in the year ago period.  The Company’s Figi’s food and gift division, which is primarily a fourth quarter business, delivered a 7% net sales increase, which was driven by increased catalog circulation during the period.

●
Gross profit increased $12.2 million to $247.6 million in the quarter, compared to $235.4 million in the same quarter last year, related to higher sales volume and partially offset by a modest decrease in the gross margin.  The gross margin decreased by 70 basis points to 43.0% for the quarter ended January 29, 2011, compared to 43.7% for the quarter ended January 30, 2010, related to the Company’s increased promotional activity throughout the quarter.

●
Total operating expenses, excluding impairment charges and restructuring and other charges, decreased $11.9 million to $255.1 million or 44.3% of sales in the quarter, compared to $267.0 million or 49.5% of sales in the same quarter last year (refer to GAAP to non-GAAP reconciliation, below).  Selling, General and Administrative expenses decreased by $7.7 million and improved by 320 basis points, primarily resulting from lower store expenses and an increase in income from the Company’s private label credit card program.  Additionally, Occupancy and Buying expenses decreased by $3.7 million and improved by 180 basis points, resulting from lower rent expense as a result of the operation of fewer stores and lease negotiations.  Both SG&A expenses and Occupancy and Buying expenses leveraged on higher sales volume.

●
The quarter ended January 29, 2011 included impairment charges of $17.1 million and restructuring and other charges of $4.0 million.  As a result of the Company’s impairment review, 157 stores were identified as having asset carrying values in excess of such stores’ respective forecasted cash flows, which resulted in a non-cash impairment charge.  Restructuring and other charges for the quarter ended January 29, 2011 were primarily related to the Company’s strategic decision as announced today to close all 30 Catherines stores located in outlet centers.  The quarter ended January 30, 2010 included store impairment charges of $15.7 million, charges of $0.9 million related to the sale of the Company’s proprietary credit card receivables program, and restructuring and other charges of $0.5 million.

●
Adjusted EBITDA for the fourth quarter was $10.7 million, compared to negative adjusted EBITDA of $(12.9) million in the prior-year period (refer to GAAP to non-GAAP reconciliation, below), reflecting an improvement of $23.6 million.

●
Loss from operations, excluding impairment charges and restructuring and other charges, was $7.5 million or (1.3)% of sales in the fourth quarter.  The year over year loss was narrowed by $24.1 million compared to loss from operations of $31.6 million or (5.9)% of sales for the prior-year period, which excluded store impairment charges, restructuring charges, and charges related to the sale of the Company’s proprietary credit card receivables program, (refer to GAAP to non-GAAP reconciliation, below).

●
Net loss on a GAAP basis was $30.4 million, (5.3)% of sales, or $(0.26) per diluted share for the fourth quarter, compared to net loss on a GAAP basis of $28.0 million, (5.2)% of sales, or $(0.24) per diluted share in the fourth quarter of the prior year.

●
On a non-GAAP basis, net loss per diluted share was $(0.08), compared to net loss per diluted share of $(0.36) in the fourth quarter of the prior year.  Both periods’ results on a non-GAAP basis exclude impairment charges, restructuring and other charges, charges related to the sale of the Company’s proprietary credit card receivables program and gain on the repurchase of debt.  Results for the fourth quarter of the prior year exclude the impact of an income tax benefit from a tax law change.  These items aggregate $(0.18) net loss per diluted share for the quarter ended January 29, 2011, and $0.12 net income per diluted share for the quarter ended January 30, 2010.  (Refer to GAAP to non-GAAP reconciliation, below.)

●
The Company’s cash position for the quarter ended January 29, 2011 was $117 million, compared to $187 million for the period ended January 30, 2010.  Total liquidity was $271 million, including $117 million in cash and $154 million of net availability under the Company’s committed and undrawn line of credit.  (Refer to comments below for additional information.)

●
The Company did not repurchase any of its 1.125% Senior Convertible Notes due 2014 (the “Notes”) during the quarter ended January 29, 2011.  During the year ended January 29, 2011, the Company repurchased Notes with an aggregate principal amount of $49.2 million for an aggregate purchase price of $38.3 million.  Since 2009, the Company has repurchased Notes with an aggregate principal amount of $134.5 million for an aggregate purchase price of $88.9 million.

Commenting on the Company’s performance and liquidity, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “Our liquidity has remained at very healthy levels throughout the year, and included $117 million in cash and net availability of $154 million on our fully committed and undrawn revolving line of credit at year end.  During the fourth quarter, our cash position increased by $13 million compared to the end of the third quarter as a result of our improved adjusted EBITDA results, and improved sell-throughs of our merchandise at each of our brands.  Year over year decreases in our cash balances are primarily attributable to repurchases of our 1.125% Senior Convertible Notes, and increases in investment in inventory net of accounts payable at year end.”

The Company’s Fiscal 2011 capital expenditures plan, net of $2 million in landlord allowances, is approximately $37 million.  This capital is to be deployed, after satisfying the Company’s return on investment criteria, for approximately 5-7 new store openings, 10-13 relocations, store remodeling and refurbishment, and to fund fixtures for new merchandise assortments.

Twelve Months Consolidated Results
●
Net sales for the twelve months ended January 29, 2011 decreased $2.8 million or 0.1% to $2.062 billion, compared to $2.065 billion for the twelve months ended January 30, 2010.  The year over year decrease is related to 85 net store closings over the previous 12 months.

●
Comparable store sales increased 3% for the twelve months, compared to a comparable store sales decrease of 13% in the prior-year period.  E-commerce sales increased 38% to $131.4 million, compared to $95.1 million in the year-ago period.  The Company’s Figi’s food and gift division, which is primarily a fourth quarter business, delivered a 9% net sales increase for the twelve months, which was driven by increased catalog circulation.

●
Gross profit decreased $8.6 million to $1.015 billion for the twelve months, compared to $1.024 billion in the same period last year.  The gross margin decreased by 40 basis points from 49.6% of sales to 49.2% of sales for the twelve months ended January 29, 2011, primarily attributable to increased promotional activity during the fourth quarter.

●
Total operating expenses, excluding impairment, restructuring and other charges, and charges related to the sale of the Company’s proprietary credit card receivables program decreased $16.3 million to $1.033 billion or 70 basis points to 50.1% of sales during the twelve months, compared to $1.049 billion or 50.8% of sales in the same period last year, (refer to GAAP to non-GAAP reconciliation, below).

●
The year ended January 29, 2011 included impairment charges of $17.1 million, restructuring and other charges of $8.8 million and a gain on repurchase of debt of $1.9 million.  The year ended January 30, 2010 included restructuring and other charges of $31.7 million, store impairment charges of $15.7 million, charges of $14.2 million related to the sale of the Company’s proprietary credit card receivables program, and gain on the repurchase of debt of $14.0 million.

●
Adjusted EBITDA (refer to GAAP to non-GAAP reconciliation, below) was $50.2 million or 2.4% of sales during the twelve months, reflecting a decrease of $0.3 million compared to $50.5 million or 2.4% of sales in the prior year.

●
Net loss on a GAAP basis was $54.0 million, (2.6)% of sales, or $(0.47) per diluted share for the twelve months, compared to net loss on a GAAP basis of $78.0 million, (3.8)% of sales, or $(0.67) per diluted share in the prior year.

●
On a non-GAAP basis, net loss per diluted share was $(0.26), compared to net loss per diluted share of $(0.52) in the prior year.  Both periods’ results on a non-GAAP basis exclude impairment charges, restructuring and other charges, charges related to the sale of the Company’s proprietary credit card receivables program and gain on the repurchase of debt.  Results for the fourth quarter of the prior year exclude the impact of an income tax benefit from a tax law change.  These items aggregate $(0.21) net loss per diluted share for the year ended January 29, 2011, and $(0.15) net loss per diluted share for the year ended January 30, 2010.  (Refer to GAAP to non-GAAP reconciliation, below.)

Sales results for the three and twelve month periods ended January 29, 2011 and January 30, 2010 were:

	For the Three Month Periods				For the Twelve Month Periods
($ in millions)	Net Sales Period Ended 1/29/11	Net Sales Period Ended 1/30/10	Total Net Sales Change	Comparable Store Sales Period Ended 1/29/11	Net Sales Period Ended 1/29/11	Net Sales Period Ended 1/30/10	Total Net Sales Change	Comparable Store Sales Period Ended 1/29/11
Lane Bryant(1)	$255.1	$227.2	+12%	+11%	$977.9	$945.9	+3%	+3%
Fashion Bug	163.6	161.2	+1%	+10%	668.7	692.1	-3%	+4%
Catherines	69.7	65.7	+6%	+2%	300.0	292.9	+2%	-2%
Direct-to-Consumer (primarily Figi’s)	87.4	81.4	+7%	NA	115.2	116.6	-1%	NA
Other (2)	-	3.5	NA	NA	-	17.1	NA	NA
Consolidated	$575.8	$539.0	+7%	+9%	$2,061.8	$2,064.6	0%	+3%
(1)	Includes Lane Bryant Outlet Stores; (2) Includes Petite Sophisticate Outlet Stores, Lane Bryant Woman Catalog, shoetrader.com, Corporate and Other.

Looking Ahead
Romano stated, “Following our improvements in sales and operating performance in the fourth quarter, now is the appropriate time to challenge our business model and further position ourselves for a return to profitability.

“Four areas that I plan to emphasize are:

●	Intensify our focus on our primary target customers specific to each of our brands

●	Improve our overall profitability by brand and at the enterprise level

●	Increase inventory productivity both qualitatively and quantitatively

●	Build a ‘winning’ culture”

Intensify our focus on our primary target customers
The Company, as a plus-sized specialty retailer, believed size was its differentiating characteristic, focusing on fit and in-stock inventory position and without appropriate emphasis on fashion, outfitting and the emotional connection with its customers.

Romano said, “Our customer has many facets to her, just like every other customer segment in retail.  We are re-committing ourselves to listening more intently to her, including through focus groups, online surveys and analyses of demo-graphic and psycho-graphic data to appropriately segment and target our customers.  She wants and deserves to look and feel her best.”

Improve overall profitability by Brand and at the Enterprise level
Romano continued, “We are taking a number of steps to leverage our flagship brand, Lane Bryant, including aligning the full-price and outlet divisions and maximizing our Cacique intimate apparel opportunity throughout our entire brand portfolio.  Brian Woolf has been appointed Group President – Lane Bryant, with responsibility for the Lane Bryant, Lane Bryant Outlet and Cacique® intimate apparel brands.  These initiatives will strengthen and support our ‘One Brand – One Vision’ strategy for the Lane Bryant brand, including consistency of product, design, sourcing, marketing and pricing strategies.  Our new structure will ensure that we do not disappoint her while we simultaneously benefit from operating efficiencies through the alignment of the two retail store concepts.”

At Fashion Bug, the customer clearly wanted a return to separate Missy and Plus store presentations.  Accordingly, the selling floor has been reset so that the Plus customer has a separate and unique approach to her shopping experience, including all of the options presented to Fashion Bug’s Missy customers and more.  Easier to shop, the new visual and merchandising presentation now includes more compelling outfitting looks, as well as the opportunity to showcase key fashion trends.

The Company will continue to rationalize its store base and accordingly, will be closing approximately 240 unprofitable stores in 2011.  More than half of these stores are at Fashion Bug. Catherines Plus Sizes will be closing all their 30 stores operating in outlet locations over a two-year period.  These stores in outlet centers have not met the Company’s profitability objectives and as a group, are generating negative EBITDA.

Increase inventory productivity both qualitatively and quantitatively
Romano continued, “Quantitatively, the Company became accustomed to lower inventory turns because we were serving a size intensive array of customers by providing them with three fits in three lengths in eight sizes.  While the approach was right, our execution has been weak.  We will improve our inventory management through tiered inventory investments so as to maximize our returns.

“Qualitatively, we must upgrade our offerings.  We were far too basic and not responsive to our customers’ fashion preferences.  We mistakenly believed being in-stock with great-fitting merchandise was good enough.  It clearly wasn’t.  Each of our brands continues to make significant progress in its merchandise assortments, most notably in their efforts to ensure the items work together as outfits.

Winning Culture
“We recognize that attracting and retaining key talent is a major ingredient of all successful businesses,” said Romano.  “As such, we are committed to building a winning culture in an organization that is driven by respect, performance and integrity.  We are pleased to share that we have been active in our talent management efforts with a number of key executive promotions and appointments.”

Jonathon Graub has been promoted to Executive Vice President – Real Estate, and will continue to report directly to Romano.  Graub has served as the Company’s Senior Vice President – Real Estate since December 1999, and has been instrumental in driving savings and efficiencies in the Company’s store portfolio.

At Lane Bryant, in addition to Brian Woolf’s promotion to Group President, Lou Ann Bett has been appointed Senior Vice President and GMM of Sportswear, Accessories and Jewelry. Bett’s appointment was made in conjunction with the internal move of Carrie Klein to lead the Company’s Intimate Apparel business as Senior Vice President and GMM of Cacique/Intimates.  Additionally, Sandra Tillet has been appointed Senior Vice President, Director of Stores.

Joan Munnelly has joined the Catherines brand, as Senior Vice President, Merchandising.

The Company’s Charming Direct division has made the following internal promotions:  Jeffrey H. Liss to Senior Vice President and Chief Operating Officer of Charming Direct and C. Kenneth Mowry, Jr. to Senior Vice President of Marketing and Creative of Charming Direct.

In tandem with Romano’s October 2010 promotion to Chief Operating Officer, Bryan Q. Eshelman joined Charming Shoppes as Senior Vice President, Operations. He has responsibility for Technology, Logistics, Technical Design and Quality Assurance, and reports directly to Anthony M. Romano, President and Chief Executive Officer.

Romano added, “We are pleased to be strengthening our team through new executives and internal promotions.”

Romano concluded, “I believe our customer is underserved and I am passionate about providing her with the fashion, fit and value that she desires and deserves.  With our strong brands and solid foundation within a growing market niche, I am very optimistic about the long-term value of and opportunities for Charming Shoppes. I look forward to our future.”

Charming Shoppes, Inc. will host its fourth quarter earnings conference call today at 9:15 a.m. Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following today’s conference call.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At January 29, 2011, Charming Shoppes, Inc. operated 2,064 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®.  The Company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services. During the twelve months ended January 29, 2011 the Company opened 9, relocated 6, converted 34 and closed 94 retail stores.  The Company ended the period with 846 Lane Bryant and Lane Bryant Outlet stores, 743 Fashion Bug and Fashion Bug Plus stores and 475 Catherines stores, comprising approximately 13,376,000 square feet of leased space.  For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com, and www.figisgallery.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
Total Operating Expenses, on a non-GAAP basis
For the Three and Twelve Months Ended January 29, 2011 and January 30, 2010

( $ in millions)	3 Months Ended 1/29/11	3 Months Ended 1/30/10	12 Months Ended 1/29/11	12 Months Ended 1/30/10
Total operating expenses, on a GAAP basis	$276.2	$284.1	$1,059.0	$1,111.2
Store impairment charges	17.1	15.7	17.1	15.7
Restructuring and other charges	4.0	0.5	8.8	31.7
Sale of proprietary credit card receivables program	0.0	0.9	0.0	14.2
Total operating expenses excluding the above items	$255.1	$267.0	$1,033.2	$1,049.5
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Loss from Operations and Adjusted EBITDA, on a non-GAAP basis
For the Three and Twelve Months Ended January 29, 2011 and January 30, 2010

(Pre-tax $ in millions)	3 Months Ended 1/29/11	3 Months Ended 1/30/10	12 Months Ended 1/29/11	12 Months Ended 1/30/10
Loss from operations, on a GAAP basis	$(28.6)	$(48.7)	$(44.0)	$(87.5)
Store impairment charges	17.1	15.7	17.1	15.7
Restructuring and other charges	4.0	0.5	8.8	31.7
Sale of proprietary credit card receivables program	0.0	0.9	0.0	14.2
Loss from operations, excluding the above items, on a non-GAAP basis	(7.5)	(31.6)	(18.2)	(25.9)
Depreciation and amortization	18.2	18.8	68.3	76.3
Adjusted EBITDA	$10.7	$(12.9)	$50.2	$50.5
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Net loss per diluted share, on a non-GAAP basis
For the Three and Twelve Months Ended January 29, 2011 and January 30, 2010

	3 Months Ended 1/29/11	3 Months Ended 1/30/10	12 Months Ended 1/29/11	12 Months Ended 1/30/10
Net loss per diluted share, on a GAAP basis	$(0.26)	$(0.24)	$(0.47)	$(0.67)
Store impairment charges	0.15	0.14	0.15	0.14
Restructuring and other charges	0.03	0.00	0.08	0.27
Sale of proprietary credit card receivables program	0.00	0.01	0.00	0.12
Gain on repurchase of debt	0.00	(0.01)	(0.02)	(0.12)
Tax benefit impact of tax law change	0.00	(0.25)	0.00	(0.25)
Net loss per diluted share, on a non-GAAP basis	$(0.08)	$(0.36)	$(0.26)	$(0.52)
Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain charges that the Company does not consider part of its ongoing operating results when assessing the performance of the Company, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. We believe that adjusted EBITDA, along with other measures, provides a useful pre-tax measure of our ongoing operating performance and our ability to meet debt service and capital requirements on a comparable basis excluding the impact of certain items and capital-related non-cash charges.  We use adjusted EBITDA, along with other measures, to monitor and evaluate the performance of our business operations and we believe that it enhances our investors’ ability to analyze trends in our business, compare our performance to other companies in our industry, and evaluate our ability to service our debt and capital needs.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, executive management changes, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to successfully execute our in-stock inventory strategy could result in higher than planned levels of promotional activity in order to sell through excess inventory, the failure to successfully execute our business plans could result in lower than planned sales and profitability, the failure to realize the benefits from the sale of our credit card program to, and the operation of our credit card program by, our third-party provider, the impact of changes in laws and regulations governing credit cards could limit the availability of, or increase the cost of, credit to our customers,  the failure to enhance the Company's merchandise and marketing and accurately predict fashion trends, customer preferences and other fashion-related factors, the failure of growth in the women's plus apparel market, the failure to continue receiving financing at an affordable cost through the availability of credit we receive from our bankers, suppliers and their agents, the failure to effectively implement our planned store closing plans, the failure to continue receiving accurate and compliant e-commerce and third-party processing services,  the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our e-commerce and direct-to-consumer businesses, extreme or unseasonable weather conditions, economic downturns, escalation of energy and transportation costs, adverse changes in the costs or availability of fabrics and raw materials, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the failure of our vendors to deliver quality and timely shipments in compliance with applicable laws and regulations, the interruption of merchandise flow from the Company's centralized distribution facilities and third-party distribution providers, inadequate systems capacity, inability to protect trademarks or other intellectual property, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		4th Quarter			4th Quarter
		Ended			Ended
	Percent	January 29,	Percent		January 30,	Percent
(in thousands, except per share amounts)	Change	2011	of Sales (a)		2010	of Sales (a)

Net sales	6.8%	$575,831	100.0%		$539,012	100.0%

Cost of goods sold	8.1	328,249	57.0		303,645	56.3
Gross profit	5.2	247,582	43.0		235,367	43.7

Occupancy and buying	(4.0)	88,900	15.4		92,565	17.2
Selling, general, and administrative	(5.0)	147,962	25.7		155,681	28.9
Depreciation and amortization (b)	(2.9)	18,224	3.2		18,768	3.5
Sale of proprietary credit card receivables programs (c)	(100.0)	0	0.0		858	0.2
Impairment of store assets, goodwill and trademarks (d)	8.3	17,054	3.0		15,741	2.9
Restructuring and other charges (e)	706.8	4,034	0.7		500	0.1
Total operating expenses	(2.8)	276,174	48.0		284,113	52.7

Loss from operations	41.3	(28,592)	(5.0)		(48,746)	(9.0)

Other income, principally interest	(7.7)	143	0.0		155	0.0
Gain on repurchase of debt	(100.0)	0	0.0		1,151	0.2
Non-cash interest expense	(18.2)	(1,717)	(0.3)		(2,099)	(0.4)
Interest expense	(23.7)	(1,810)	(0.3)		(2,373)	(0.4)

Loss from operations before income taxes	38.4	(31,976)	(5.6)		(51,912)	(9.6)
Income tax (benefit)/provision (f)	(93.5)	(1,551)	(0.3)		(23,890)	(4.4)

Net loss	8.6%	$(30,425)	(5.3	) %	$(28,022)	(5.2	) %

Loss per share:
Basic:
Net loss		$(0.26)			$(0.24)
Weighted average shares outstanding		115,821			115,897

Diluted:
Net loss		$(0.26)			$(0.24)
Weighted average shares outstanding		115,821			115,897

(a)     Results may not add due to rounding.
(b)     Excludes amortization of deferred financing fees which are included as a component of interest expense.
(c)     Primarily related to contract termination and transaction related costs, as well as severance and retention costs from the sale of our credit card receivables programs completed on October 30, 2009.
(d)     Based on our assessments of the carrying value of long-lived assets conducted in accordance with ASC 360-10 in the Fiscal 2010 4th Quarter, we identified 157 stores with individual asset carrying values in excess of its cash flows which resulted in a non-cash writedown.
          Based on our assessments of the carrying value of long-lived assets conducted in accordance with ASC 360-10 in the Fiscal 2009 4th Quarter, we identified 89 stores with individual asset carrying values in excess of its cash flows which resulted in a non-cash writedown.
(e)     Fiscal 2010 costs primarily related to non-cash writedowns as a result of our decision in the Fiscal 2010 4th Quarter to close 30 Catherines stores in outlet locations.
(f)      Fiscal 2009 tax benefit was associated with a net operating loss carryback in accordance with the "Worker, Homeownership and Business Assistance Act of 2009."

CHARMING SHOPPES, INC.
(Unaudited)

			Twelve Months			Twelve Months
			Ended			Ended
	Percent		January 29,	Percent		January 30,	Percent
(in thousands, except per share amounts)	Change		2011	of Sales (a)		2010	of Sales (a)

Net sales	(0.1	) %	$2,061,819	100.0%		$2,064,602	100.0%

Cost of goods sold	0.6		1,046,824	50.8		1,040,985	50.4
Gross profit	(0.8)		1,014,995	49.2		1,023,617	49.6

Occupancy and buying	(6.3)		365,691	17.7		390,225	18.9
Selling, general, and administrative	2.8		599,130	29.1		582,941	28.2
Depreciation and amortization (b)	(10.4)		68,339	3.3		76,302	3.7
Sale of proprietary credit card receivables programs (c)	(100.0)		0	0.0		14,237	0.7
Impairment of store assets, goodwill and trademarks (d)	8.3		17,054	0.8		15,741	0.8
Restructuring and other charges (e)	(72.3)		8,776	0.4		31,719	1.5
Total operating expenses	(4.7)		1,058,990	51.4		1,111,165	53.8

Loss from operations	49.7		(43,995)	(2.1)		(87,548)	(4.2)

Other income, principally interest	34.2		1,119	0.1		834	0.0
Gain on repurchase of debt	(86.4)		1,907	0.1		13,979	0.7
Non-cash interest expense	(25.8)		(7,332)	(0.4)		(9,885)	(0.5)
Interest expense	(4.0)		(8,555)	(0.4)		(8,914)	(0.4)

Loss from operations before income taxes	37.9		(56,856)	(2.8)		(91,534)	(4.4)
Income tax (benefit)/provision (f)	(78.8)		(2,874)	(0.1)		(13,572)	(0.7)

Net loss	30.8%		$(53,982)	(2.6	) %	$(77,962)	(3.8	) %

Loss per share:
Basic:
Net loss			$(0.47)			$(0.67)
Weighted average shares outstanding			115,829			115,626

Diluted:
Net loss			$(0.47)			$(0.67)
Weighted average shares outstanding			115,829			115,626

(a)      Results may not add due to rounding.
(b)      Excludes amortization of deferred financing fees which are included as a component of interest expense.
(c)      Primarily related to contract termination and transaction related costs, as well as severance & retention costs from the sale of our credit card receivables programs which was completed on October 30, 2009.
(d)      Based on our assessments of the carrying value of long-lived assets conducted in accordance with ASC 360-10 in the Fiscal 2010 4th Quarter, we identified 157 stores with individual asset carrying values in excess of its cash flows which resulted in a non-cash writedown.
Based on our assessments of the carrying value of long-lived assets conducted in accordance with ASC 360-10 in the Fiscal 2009 4th Quarter, we identified 89 stores with individual asset carrying values in excess of its cash flows which resulted in a non-cash writedown.
(e)      Fiscal 2010 costs primarily related to non-cash write-downs as a result of our Fiscal 4th Quarter decision to close 30 Catherines stores in outlet locations, cash severance and non-cash equity compensation costs in connection with the resignation of our former CEO, and lease termination charges for our store closing program announced on March 30, 2010.
Fiscal 2009 costs primarily related to lease termination costs and non-cash accelerated depreciation for the facilities and fixed assets retained from the sale of the non-core misses apparel catalog businesses that ceased operations in the 3rd Quarter of Fiscal 2009 and other costs related to our multi-year transformational initiatives.
(f)      Fiscal 2009 tax benefit was associated with a net operating loss carryback in accordance with the "Worker, Homeownership and Business Assistance Act of 2009."

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	January 29,	January 30,
(In thousands, except share amounts)	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$117,482	$186,580
Accounts receivable, net of allowances of $5,667 and $5,345	36,568	33,647
Merchandise inventories	282,248	267,525
Deferred taxes	3,153	1,729
Prepayments and other	98,458	128,253
Total current assets	537,909	617,734

Property, equipment, and leasehold improvements – at cost	1,028,843	1,026,815
Less accumulated depreciation and amortization	772,895	721,732
Net property, equipment, and leasehold improvements	255,948	305,083

Trademarks, tradenames, and internet domain names	187,132	187,132
Goodwill	23,436	23,436
Other assets	18,233	24,104
Total assets	$1,022,658	$1,157,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$107,882	$126,867
Accrued expenses	142,002	153,175
Current portion – long-term debt	11,449	6,265
Total current liabilities	261,333	286,307

Deferred taxes	51,466	48,515
Other non-current liabilities	167,089	186,175
Long-term debt, net of debt discount of $24,679 and $42,105	128,350	171,558

Stockholders’ equity
Common stock $.10 par value
Authorized – 300,000,000 shares
Issued –154,185,373 shares and 153,699,077 shares	15,419	15,370
Additional paid-in capital	508,664	505,086
Treasury stock at cost – 38,617,180 shares and 38,571,746 shares	(348,400)	(348,241)
Retained earnings	238,737	292,719
Total stockholders’ equity	414,420	464,934
Total liabilities and stockholders’ equity	$1,022,658	$1,157,489

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	January 29,	January 30,	January 31,
(In thousands)	2011	2010	2009

Operating activities
Net loss	$(53,982)	$(77,962)	$(255,273)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	70,108	77,922	94,852
Stock-based compensation	4,698	6,844	5,576
Sale of proprietary credit card receivables programs	0	14,237	0
Accretion of discount on 1.125% Senior Convertible Notes	7,332	9,885	11,032
Deferred income taxes	1,527	4,031	14,116
Gain on repurchases of 1.125% Senior Convertible Notes	(1,907)	(13,979)	0
Write-down of capital assets	3,210	8,624	6,105
Net loss/(gain) from disposition of capital assets	1,150	(380)	(559)
Net loss/(gain) from securitization activities	0	(2,465)	3,969
Loss on disposition of discontinued operations	0	0	46,736
Impairment of store assets, goodwill, and trademarks	17,054	15,741	81,498
Write-down of deferred taxes related to stock-based compensation	0	0	(1,427)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,921)	(347)	235
Merchandise inventories	(14,723)	617	72,530
Accounts payable	(18,985)	27,347	(34,733)
Prepayments and other	29,972	(10,577)	13,655
Accrued expenses and other	(37,235)	(30,724)	(21,201)
Proceeds from sale of retained interests in proprietary credit card receivables	0	85,397	0
Proceeds from sale of Crosstown Traders credit card receivables portfolio	0	0	12,455
Net cash provided by operating activities	5,298	114,211	49,566

Investing activities
Investment in capital assets	(35,778)	(22,650)	(55,800)
Proceeds from sale of certificates related to proprietary credit card receivables	0	51,250	0
Proceeds from sales of capital assets	1,248	3,178	4,813
Gross purchases of securities	0	(2,448)	(3,143)
Proceeds from sales of securities	200	8,788	10,367
Net proceeds from sale of discontinued operations	0	0	34,440
Decrease in other assets	4,105	5,063	11,099
Net cash provided/(used) by investing activities	(30,225)	43,181	1,776

Financing activities
Repurchases of 1.125% Senior Convertible Notes	(38,260)	(50,633)	0
Repayments of long-term borrowings	(6,265)	(7,088)	(8,682)
Proceeds from long-term borrowings	0	0	108
Payments of deferred financing costs	0	(7,308)	(48)
Net payments for settlements of hedges on convertible notes	0	(26)	0
Purchases of treasury stock	0	0	(10,969)
Net proceeds from shares issued under employee stock plans	354	484	166
Net cash used by financing activities	(44,171)	(64,571)	(19,425)

Increase/(decrease) in cash and cash equivalents	(69,098)	92,821	31,917
Cash and cash equivalents, beginning of year	186,580	93,759	61,842
Cash and cash equivalents, end of year	$117,482	$186,580	$93,759

Non-cash financing and investing activities
Assets acquired through capital leases	$0	$0	$5,959